EXHIBIT 99.1

For Immediate Release
Tuesday, February 10, 2004

For further information contact
John S. Cooper
President and Chief Executive Officer
Portec Rail Products, Inc.
(412) 782-6000, ext. 201

Press Release

Portec Rail Products, Inc.
Reports 2003 Annual and Fourth Quarter Operating Results (unaudited)

PITTSBURGH, Feb 10, 2004 - Portec Rail Products, Inc. (Nasdaq-"PRPX") today announced unaudited net income of $522,000 or $0.08 per share (basic and diluted) for the three months ended December 31, 2003 and unaudited net income of $3.4 million or $0.52 per share (basic and diluted) for the year ended December 31, 2003. This compares to $320,000 or $0.05 per share (basic and diluted) for the fourth quarter of 2002 and $2.2 million or $0.35 per share basic and $0.34 per share fully diluted for 2002.

In January 2004, the Company completed its initial public offering, selling 2,000,000 shares of its common stock and receiving $17.3 million in net proceeds. Per share data contained in this press release does not include the effects from the sale of common stock in the initial public offering.

Net sales during the fourth quarter 2003 were $12.8 million compared to $10.3 million during the fourth quarter 2002 and full year net sales were a record $57.6 million in 2003 compared to $50.1 million during 2002.

Total assets increased by $5.5 million to $40.4 million at December 31, 2003 from $34.9 million at December 31, 2002. Shareholders' equity increased to $19.1 million on December 31, 2003 from $15.9 million on December 31, 2002.

John S. Cooper, President and Chief Executive Officer said, "We are extremely pleased with the growth in sales and income achieved in 2003. There has been a steady demand for our core products used for infrastructure maintenance and improvements by our railway customers. In addition, we have been growing our friction management products and services which we believe provide significant cost reductions for our railway and transit customers relative to reduced rail and wheel wear, reduced track maintenance expense and lower fuel consumption." Mr. Cooper continued, "Should the current business environment continue to improve, we anticipate increased demand for our products by our railway and transit customers."

Portec Rail Products, Inc., headquartered in Pittsburgh, Pennsylvania, manufactures, supplies and distributes a broad range of railroad products, including rail joints, rail anchors and spikes, railway friction management products and load securement systems. The Company's largest business unit, the Railway Maintenance Products Division, operates a manufacturing and assembly plant in Huntington, West Virginia, and is also headquartered in Pittsburgh. The Company has a Canadian subsidiary headquartered near Montreal with a manufacturing operation in St. Jean, Quebec. The Company sells load securement systems to the railroad freight car market through its Shipping Systems Division located near Chicago, Illinois. The Company also manufactures railway products and material handling equipment at its wholly-owned subsidiary in the United Kingdom with operations in Wrexham, Wales and Leicester, England. Portec Rail Products, Inc.'s web site address is www.portecrail.com.

The foregoing information contains forward-looking statements. The Company cautions that such statements are subject to a number of uncertainties. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.



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

                           Portec Rail Products, Inc.
                        Consolidated Statements of Income
                 (In thousands, except share and per share data)

                                            Quarters Ended December 31                Years Ended December 31
                                             2003                 2002                2003                2002
                                          -----------         -----------         -----------         -----------
                                                    (Unaudited)                   (Unaudited)

Net sales........................         $   12,827           $   10,295          $   57,564          $   50,081
Cost of sales....................              9,233                7,245              40,986              36,357
                                          -----------         -----------         -----------         -----------
Gross profit....................               3,594                3,050              16,578              13,724

Selling, general and administrative            2,824                2,399              10,889               9,345
Amortization expense.............                 20                  111                  78                 229
                                          -----------         -----------         -----------         -----------
Operating income.................                750                  540               5,611               4,150

Interest expense.................                 75                  108                 353                 530
Other expense (income), net......                 37                   (8)                 85                 122
                                          -----------         -----------         -----------         -----------
Income before income taxes.......                638                  440               5,173               3,498
Provision for income taxes.......                116                  120               1,791               1,312
                                          -----------         -----------         -----------         -----------
Net income.......................         $      522           $      320          $    3,382          $    2,186
                                          -----------         -----------         -----------         -----------
Earnings per share
   Basic.........................         $     0.08           $     0.05          $     0.52          $     0.35
   Diluted.......................         $     0.08           $     0.05          $     0.52          $     0.34

Average basic shares outstanding.          6,524,002            6,309,160           6,524,002           6,309,160
Average diluted shares outstanding         6,524,002            6,484,760           6,524,002           6,484,760


                      Consolidated Condensed Balance Sheets
                                 (In thousands)

                                                     December 31, 2003      December 31, 2002
                                                        (Unaudited)

Assets
Current assets................................         $   23,255             $   18,441
Property, plant and equipment, net............             11,840                 11,162
Other assets..................................                171                    293
Goodwill......................................              5,096                  4,958
                                                       ----------             ----------
   Total assets...............................         $   40,362             $   34,854

Liabilities and Shareholders' Equity
Current liabilities...........................         $   17,130 (1)         $    9,504
Other liabilities and long-term debt obligations            4,115                  9,407
Shareholders' equity..........................             19,117                 15,943
                                                       ----------             ----------
   Total liabilities and shareholders' equity.         $   40,362             $   34,854
                                                       ==========             ==========

------------------------
(1) In conjunction with completing the initial public offering, the Company reclassed approximately $5.9 million of long-term debt to current liabilities as of December 31, 2003. In January 2004, the Company used proceeds from the initial public offering to repay approximately $7.3 million of debt obligations.

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